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Exhibit 4.15

AMENDMENT TO THE CONTACT CENTER SERVICE AGREEMENT, IDENTIFIED AS CN 0988/04

THE PARTIES

CONTRACTOR:

ORBITALL SERVIÇOS E PROCESSAMENTO DE INFORMAÇÕES COMERCIAIS S.A., a corporation with registered offices at Rua Manoel Coelho, nº 600 – 1º piso, in the city of São Caetano do Sul, State of São Paulo, enrolled with the Financial Ministry under CNPJ number 00.006.878/0001-34.

CONTRACTED PARTY:

TNL CONTAX S/A, a corporation with registered offices at Rua da Passeio, nº 48 ao 56 - parte, Downtown, in the city of Rio de Janeiro, State of Rio de Janeiro, enrolled with the Finance Ministry under CNPJ number 02.757.614/0001 -48.

The Parties adjust the following amendments to the above mentioned Agreement:

1. The clauses “OBLIGATIONS OF CONDUCT” and “CODE OF ETHICS”, as described below, are now amended to the contract:

a. OBLIGATIONS OF CONDUCT – The relationship between the Parties for the Agreement signed between them as well as for the services which shall be provided, are based on the principles of good faith, probity, trust and loyalty, each Party abstaining from acting in any way that could cause damages to the other.
i. Whatever the cause of dissolution of the Agreement between the Parties, the Parties are still obliged to respect the obligations of conduct mentioned above, being responsible for their actions as well as the actions of their employees, agents and representatives.
ii. The payment of compensation does not release the Parties or their employees, agents and representatives, from obliging, as appropriate, to the obligations of conduct mentioned above.

b. CODE OF ETHICS – The Contractor’s Code of Ethics details the ethical principles and the guidelines that its executives and employees must follow.
i. The Contractor has the conviction that its suppliers also believe on the importance of social and business responsibility, guided by ethics and legitimacy, in order to ensure the healthy development of their relationship. Therefore, accepting to supply products, materials or services to the Contractor, presupposes the adherence to the referred Code of Ethics, especially in the matter relating to the relationship between the Contactor and its suppliers. The Contractor’s Code of Ethics is available at www.itau.com.br.
ii. In case of adjustments made to the Code of Ethics, without prior notification from the Contractor, the Code of Ethics that shall be considered valid is the one in effect when this amendment was signed. The Contractor cannot insert into the Code of Ethics any guideline that can cause obligation or burden in the serviced provided by the Contracted Party, without the prior knowledge of the latter.

2. Include, on the fifth (5th) clause of the contract, the following obligations to the Contracted Party:

a. Additionally to the obligations established under the fifth clause, the Contracted Party must oblige to:
i. Observe the provisions set forth by the Collective Labor Agreements concluded between the Contracted Party and the Labor Syndicate that represents the personnel hires to provide the services, given that the price readjustments to the agreement now being amended will be done by prior negotiations between the Parties, in accordance to the readjustment formulas established in the agreement;
ii. Observe, during the term of the Agreement, all federal, state, local and condominium laws, being responsible to any infractions that it may cause;

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iii. Meet all standards regarding environmental protection and social interest, especially those that deal with:
a) National Policy on the Environment;
b) Emission control and proper disposal of pollutants, products and harmful materials;
c) Acquisition, transportation, stock and usage of controlled products;
d) Usage and exploration of natural resources;
e) Transportation and discard of residues;
f) Purchase and usage of wood, raw materials and products of plant or animal origin with Certificate of Origin issued by especial governing bodies competent for this purpose;
g) Child Labor protection;
h) Forced Labor or Slave Labor.
iv. Communicate to the Contractor Party any occurrences regarding notifications or inquiries received from government agencies may they be federal, state, local and municipal, or NGOs, individuals or others, that questions possible irregularities in any matters discussed on the above subparagraph, as well as, any labor related accident or incident involving any of its employees during the exercise of its functions, whether or not in activities performed for the Contractor.
v. Display whenever required and renew during the course of the contract, licenses and permits required for the exercise of business activity, environment protection and social interest.

The amendment enters into force on the date of signature.

The CONTRACTOR and the CONTRACTED PARTY agree that all other clauses and conditions of the agreement not expressly amended by this instrument hereby remains in effect.

The amendment is signed in two copies.

São Paulo, September 11, 2007.

By CONTRACTORS

ORBITALL SERVIÇOS E PROCESSAMENTO
DE INFORAÇÕES COMERCIAIS LTDA.

By CONTRACTED PARTY

TNL CONTAX S.A.

WITNESSES

Name:	Name:
CPF/ME:	CPF/ME: